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                                                                     EXHIBIT 2.7


          AMENDMENT TO ASSET PURCHASE AGREEMENT AND ESCROW AGREEMENT
          ----------------------------------------------------------

        THIS AMENDMENT ("Amendment") dated and effective as of the 17th day of January, 1997, by and between Great Scott Broadcasting, Ltd., a Pennsylvania limited partnership ("Seller"), and Nassau Broadcasting Partners, L.P., a Delaware limited partnership ("Buyer").


                              STATEMENT OF FACTS
                              ------------------

        1. Buyer and Seller entered into an Asset Purchase Agreement dated as of August 30, 1996 ("Agreement") pursuant to which Seller agreed to sell certain radio stations licensed to Trenton, New Jersey to Buyer and simultaneously therewith made a down payment of $750,000 toward the purchase price under the Agreement ("Escrow Amount").

        2. Buyer, Seller and the Escrow Agent entered into an Escrow Agreement with respect to the Escrow Amount ("Escrow Agreement").

        3. At the request of Buyer, Buyer and Seller have agreed to amend the Agreement and the Escrow Agreement. For the purpose of this Amendment, capitalized terms shall have the meanings ascribed to them in the Agreement, unless otherwise defined.

        NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars, paid by Buyer to Seller, and for other good and valuable consideration, the mutual receipt and mutual sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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        1. Section 2.2 of the Agreement shall be deleted in its entirety and replaced by the following:

                2.2(a) Earnest Money Deposit: Liquidated Damages. Upon the
                       -----------------------------------------
        execution of this Amendment, the Escrow Agent shall release the Escrow Amount to Seller.

                2.2(b) Additional Escrow Amount. Upon execution of this
                       -------------------------
        Amendment, Buyer shall deposit $750,000.00 with the Escrow Agent ("Additional Escrow Amount") to be held pursuant to the Escrow Agreement as amended by this Amendment. The Additional Escrow Amount is to be held by the Escrow Agent in an interest-bearing account until the New Closing Date, as hereinafter defined, with all interest thereon accruing to the benefit of Buyer pursuant to the terms of the Escrow Agreement, as amended by this Amendment, and all interest already accrued on the Escrow Amount. The Additional Escrow Amount shall not include accrued interest.

        2. Section 2.3(a) and 2.3(b) of the Agreement shall be deleted and replaced with the following:

                2.3 Method of Payment of Purchase Price. The Purchase Price
                    ------------------------------------
        shall be paid as follows:

                        2.3(a) Additional Escrow Amount. Escrow Agent shall
                               -------------------------
                deliver the Additional Escrow Amount to Buyer on the New Closing Date.

                        2.3(b) Closing. In addition the Additional Escrow Amount
                               --------
                to be delivered to Seller by the Escrow Agent pursuant to Subsection 2.3(a) of this Amendment, Buyer shall deliver to Seller at Closing one or more certified cashier's checks or wire transfers payable as directed by Seller in the aggregate amount of Thirteen Million Five Hundred Dollars ($13,500,000.00), less the total of any Advances paid pursuant to Paragraph 2.7.

        3. New Sections 2.5, 2.6, 2.7 and 2.8 shall be added to the Agreement as follows:

                2.5 Liquidated Damages. Buyer acknowledges that the Escrow
                    -------------------
        Amount, the Additional Escrow Amount, the Adjustments, as defined in
        Section 2.6 of this Amendment and the Advances, as defined in Section

2.7 of this Amendment, are being paid as a condition of obtaining an extension of the Closing Date of the Agreement. Buyer shall not seek to obtain any portion of the Escrow Amount delivered to Seller, except that Buyer may seek recovery of such amount if the Seller Intentionally and willfully refuses or falls to deliver any documents it is required to deliver at Closing or to discharge any of its Closing obligations. In the event of termination of the Agreement for any reason other than as set forth in the next sentence, the Additional Escrow Amount, together with any and all interest accrued thereon, and the Adjustments and Advances, shall be returned to Buyer. In the event of termination of the Agreement by Seller as the result of a failure of a condition set forth in
Section 14.1(d) of the Agreement or failure by Buyer to fulfill its obligations under this Amendment, and Seller is not in breach of its obligations and representations under this Amendment and the Agreement, Seller shall be entitled to, as liquidated damages, and not as a penalty, an amount equal to the greater of: (i) Two Million Dollars ($2,000,000); or (ii) the aggregate amount of the Escrow Amount, the Additional Escrow Amount, the Advances and the Adjustments. The parties agree that such amounts constitute a reasonable sum considering all of the circumstances existing on the date of this Amendment, including the relationship of the sums to the range of harm to Seller that could reasonably be anticipated and the anticipation that proof of actual damages would be costly and inconvenient. In placing their initials at the place provided below, Buyer and Seller each specifically confirms: the accuracy of the statements made above and the fact that each was represented by counsel who explained the consequences of this liquidated damages provision at the time this Amendment was made.

                                      SELLER INITIAL HERE [INITIALS]
                                                         -----------

                                      BUYER INITIAL HERE [INITIALS]
                                                        ------------

     2.6 Earnings Adjustments. In addition to all other consideration payable to
         --------------------
Seller under this Agreement, Buyer shall pay the following adjustments in the earnings of Seller beginning on February 14, and thereafter on March 14, April 14, May 14 and May 31, 1997 through the New Closing Date if same shall occur earlier, $60,000 for each of the following time periods: January 14, 1997 through February 14, 1997; February 15 through March 14, 1997; March 15 through April 14, 1997; and April 15 through May 14, 1997; and a $30,000 adjustment shall be paid for the period from May 15, 1997 through May 31, 1997. Each such payment shall be referred to as an "Adjustment," and each time period shall be referred to as an "Adjustment Period." If the Closing occurs before the end of any Adjustment Period, the amount of the Adjustment shall be reduced proportionately to reflect this. (For example, if the

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

        Closing occurs on January 15, 1997, Buyer shall be obligated to pay an additional 1/31 of $60,000.)

                2.7 Advances on Purchase Price. Buyer shall pay $100,000 to
                    --------------------------
        Seller on each of the following dates if the Closing shall not have occurred on or before those dates: February 14, 1997; March 14, 1997; April 14, 1997; and May 14, 1997. Such payments shall be referred to collectively as the "Advances." The Advances shall be credited toward the Purchase Price consistent with Section 2.3(b).

                2.8 Buyer's Option to Make Payment of Additional Escrow Amount
                    ----------------------------------------------------------
        Directly to Seller. Upon execution of this Amendment, at its option,
        ------------------
        Buyer may pay the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) directly to Seller, and, in such case, the Escrow Amount currently held by the Escrow Agent shall be treated as the Additional Escrow Amount.

        4. Section 10.1 of the Agreement shall be deleted and replaced by the following:

                10.1 Closing Date and Real Property Transfer Date. The Closing
                     --------------------------------------------
        of the transactions contemplated herein, other than for the transfer of the Real Property, shall be held on a date and time, specified by Buyer in writing to Seller, which is on or before the earlier of: (i) the second business day following completion of Buyer's currently pending bond financing proceedings (projected by Buyer to be completed by March 31, 1997) or any substitute therefor; or (ii) May 31, 1997 ("New Closing Date"). Notwithstanding anything contained in this Section 10.1 of the Amendment, if the Closing does not occur by May 31, 1997, then either Seller or Buyer shall have the right to terminate the Agreement subject to the terms of the Agreement and this Amendment. The Real Property Transfer Date shall be the third anniversary of the New Closing Date.

        5. Buyer acknowledges that it has completed all due diligence and has found no exceptions, except that the following due diligence has not yet been completed, the environmental audit pursuant to Section 7.3(c) of the Agreement and the engineering Inspection pursuant to Section 7.3(d) of the Agreement.

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

        6. Section 7.1 of the Agreement shall be deleted and replaced with the following:

           7.1 Access and Information. Seller shall provide Buyer and its
               ----------------------
        accountants continued access to its books and records as they pertain to the Stations for the purpose of conducting an audit of the operations and results of the Stations for the period through December 31, 1996. Buyer shall reimburse Seller for any overtime payroll and related expenses heretofore or hereafter incurred as a result of such audit.

        7. Section 10.4(a)(i) and (ii) of the Agreement shall be deleted and replaced with the following:

           (i) Executed instructions to Escrow Agent, directing it to release to Seller the balance of the Additional Escrow Amount;

           (ii) Thirteen Million Five Hundred Thousand Dollars ($13,500,000), less the total of any advances paid pursuant to Section 2.7, by bank, cashier's check, certified check or wire transfer at Seller's election.

        8. All references in the Escrow Agreement to the "Escrow Fund" or the "Escrow Amount" shall now be to the Additional Escrow Amount. Section 2 of the Escrow Agreement shall be deleted in its entirety and replaced by the following:

        2. Distribution of the Additional Escrow Amount
           --------------------------------------------

                (a) The Escrow Agent shall hold the Additional Escrow Amount and disburse it in a manner consistent with Section 2 of this Amendment. On the Closing Date or May 31, 1997, whichever shall first occur, Seller shall send to the Escrow Agent telecopied instructions authorizing the Escrow Agent to pay the balance of the Additional Escrow Amount to Seller and to pay the balance of the accrued interest on the Additional Escrow Amount to Buyer. The Escrow Agent shall, as soon as practicable, comply with the instructions received from Seller.

                (b) In the event that Seller shall give the Escrow Agent written notice stating that: (i) the Agreement has been terminated by Seller consistent with the Agreement due to a breach or default in any material respect of the representations, warranties or obligations by Buyer under the terms of the Agreement; (ii) Seller is entitled to the Additional Escrow Amount as liquidated damages in accordance with Section 3 of this Amendment; and (iii) Seller has given notice of such claim to Buyer, then the Escrow Agent shall promptly give Buyer a copy of such written notice. At any time on or before the fifth day after such notice from the Escrow Agent, Buyer may contest the claim of Seller to the Additional Escrow Amount by written notice delivered to Seller and Escrow Agent setting forth the grounds for such dispute. Promptly after the expiration of five (5) days from the date of such notice to Buyer, if the Escrow Agent shall not have, during such five (5) day period, received from Buyer written notice disputing Seller's claim to the Additional Escrow Amount, the Escrow Agent shall pay the Additional Escrow Amount to Seller as a portion of liquidated damages and as the exclusive remedy of Seller and in complete satisfaction of any and all claims against Buyer. If Buyer shall give notice disputing Seller's claim to the Escrow Amount, the Escrow Agent shall retain the Escrow Amount until the dispute is resolved in accordance with this Section 8 of the Amendment. All notices to be delivered or permitted to be delivered under this Section shall be delivered as provided in Section 16 of the Agreement.

                (c) In the event that Buyer shall give written notice to the Escrow Agent stating: (i) that the Agreement was not consummated for any reason other than a breach or default in any material respect of the representations, warranties or obligations of Buyer; (ii) that Buyer is entitled to the return of the Additional Escrow Amount in accordance with the Agreement or this Amendment; and (iii) that Buyer has given a copy of such notice to Seller, then the Escrow Agent shall promptly deliver a copy of such written notice to Seller. At any time on or before the fifth day after such notice from the Escrow Agent, Seller may contest Buyer's claim to the Additional Escrow Amount setting forth the grounds for such dispute. Promptly after the expiration of five (5) days from the date of such notice to Seller, if the Escrow Agent shall not have, during the five (5) day period, received from Seller written notice disputing Buyer's claim to the Escrow Amount or Additional Escrow Amount, the Escrow Agent shall pay the Additional Escrow Amount to Buyer. If Seller shall give notice disputing Buyer's claim to the Additional Escrow Amount, the Escrow Agent shall retain the Additional Escrow Amount until the dispute is resolved in accordance with Section 8 of the Amendment. All notices given or permitted to be given under this Section shall be given as provided in Section 16 of the Amendment.

                (d) If the Escrow Agent shall retain the Additional Escrow Amount, or any part of the Additional Escrow Amount, on account of a dispute in accordance with this Section 6 of this Amendment, the Escrow Agent shall make no delivery to or any other disposition of the Additional Escrow Amount until it has received a final court order from a court of competent jurisdiction directing disposition of the Additional Escrow Amount or until it shall receive written instructions of both Buyer and Seller authorizing the release of the Additional Escrow Amount, whichever shall occur earlier.


        9. This Amendment may be signed in any number of counterparts with the same effect as if the signature to each counterpart were on the same instrument.

        10. Except as modified by this Amendment, the Agreement and the Escrow Agreement, and all of the covenants, agreements, terms, provisions and conditions therein shall remain in full force and effect. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors, and, except as otherwise provided in the Agreement and Escrow Agreement, as modified in this Amendment, their respective assigns.


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

        In WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the date first above written.


                                        GREAT SCOTT BROADCASTING, LTD,
                                        By: GREAT SCOTT BROADCASTING. INC.
                                             Its General Partner

                                        By: /s/ Faye Scott
                                           ----------------------------
                                        Name:   Faye Scott, President


                                    NASSAU BROADCASTING PARTNERS, L.P.
                                    By: Nassau Broadcasting Partners, Inc., its
                                        General Partner


                                    By: /s/ Louis F. Mercatanti, Jr.,
                                        ------------------------------------
                                        Louis F. Mercatanti, Jr. President

Acknowledge and Agreed:


EIZEN, FINEBERG & McCARTHEY, P.C.,
as Escrow Agent


By /s/ Bernard Eizen
   -----------------------------
       Bernard Eizen



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